Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Plum Acquisition Corp. IV

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable public warrant(2)	Rule 457(a)	17,250,000	$10.00	$172,500,000	$0.0001531	$26,409.75
Fees To Be Paid	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	17,250,000	—	—	$0.0001531	(4)
Fees To Be Paid	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	8,625,000	—	—	$0.0001531	(4)
	Total Offering Amounts					$172,500,000		$26,409.75
	Total Fees Previously Paid							33,948
	Total Fee Offsets							0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Represents 17,250,000 units including 15,000,000 units to be issued in the offering and up to 2,250,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one Class A ordinary share and one-half of one redeemable public warrant.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).